Exhibit 99.(a)(iii)

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

OF

CENTER COAST MLP & INFRASTRUCTURE FUND

WHEREAS, this amendment to the Amended and Restated Agreement and Declaration of Trust, dated August 14, 2013 and as amended through the date hereof (the “Declaration of Trust”), of Center Coast MLP & Infrastructure Fund, a Delaware statutory trust (the “Trust”), has been approved by the Trustees in accordance with Article XI, Section 11.3 thereof;

WHEREAS, pursuant to this Certificate of Amendment, the name of the Trust will be changed to “Center Coast Brookfield MLP & Energy Infrastructure Fund;”

NOW, THEREFORE

1.             Section 1 of the Declaration of Trust is hereby amended and restated in its entirety to read as follows:

1.1          Name.  This Trust shall be known as the “Center Coast Brookfield MLP & Energy Infrastructure Fund” and the Trustees shall conduct the business of the Trust under that name or any other name or names as they may from time to time determined.

2.             This Certificate of Amendment shall be effective as of the effective date of the Certificate of Amendment to the Certificate of Trust of the Trust, to be executed by a Trustee of the Trust and filed with the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this Certificate of Amendment as of the 2nd day of February, 2018. This Certificate of Amendment may be executed in two or more counterparts that shall collectively constitute one and the same instrument.

/s/ Dan C. Tutcher
Dan C. Tutcher
Trustee

/s/ Michael F. Curran
Michael F. Curran
Trustee

/s/ J. Edward Jones
J. Edward Jones
Trustee

/s/ Alfred J. Moran
Alfred J. Moran
Trustee